Exhibit 99.1

INTERNATIONAL POWER GROUP, LTD. APPOINTS

WOODROW W. CROUCH AS ITS

CHIEF EXECUTIVE OFFICER

CELEBRATION,  FL., April 30, 2008 - International Power Group, Ltd. (OTCBB: IPWG-OB), a global and renewable energy solutions company, today announced that its Board of Directors has named Woodrow W. Crouch to serve as the company's Chief Executive Officer, effective May 19, 2008. He succeeds Peter N. Toscano.

Mr. Crouch will be leaving Noble Environmental Power (majority-owned by affiliates of JP Morgan Partners, LLC), a leading renewable energy company with over 4,000 megawatts of wind-parks under development in several states, including New York, Vermont, New Hampshire, Maine, and Michigan. Prior to joining Noble Environmental, Mr. Crouch served as Vice President and Director of Power Transmission and Distribution of DMJM Harris, a flagship subsidiary of AECOM Technology Corporation (NYSE: ACM). Earlier in his career, Mr. Crouch held management level positions with Consolidated Edison of New York, Inc. and the New York Power Authority.

International Power’s Chairman, Peter N. Toscano, said, “The board unanimously selected Mr. Crouch based on his vast reservoir of knowledge and experience in the power transmission, generation and distribution industry, which ranges from conventional power generation to waste-to-energy plants and other types of renewable energy projects. He will be an invaluable asset as we move forward with the implementation of our plans to construct and operate waste-to-energy plants around the world, and as we prepare to launch and market our proven and patented Add-Power waste-heat-to-energy technology.”

Said Mr. Crouch, “It's a great honor to join International Power at a stage in its development where it is uniquely positioned to take advantage of expanding worldwide demand for reliable and cost effective renewable energy technologies. International Power Add-Power technology offers an excellent solution to the problems caused by rising crude oil and energy prices. Similarly, waste-to-energy plants are a viable solution to the problems of limited landfill space and rising fuel costs.”

CONTACT:

International Power Group, Ltd.

Peter Toscano – Tel. 407-566-0318

Chairman

For more information about the company, visit our website: http://www.international-power.com

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties.  For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-KSB, as amended, for the most recently ended fiscal year.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions.  These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, quotation on the OTC Bulletin Board and statements regarding the Company's mission and vision.  The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.